Exhibit 2.2
GUARANTEE
Effective Date: February 28, 2007
     To induce The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxembourg (the “Beneficiary”) to enter into that certain Asset Purchase Agreement dated as of February 28, 2007 (the “Agreement”), by and among the Beneficiary, CRX Acquisition Ltd., a Bermuda exempted company (“CRX”), and FB Transportation Capital LLC, a Delaware limited liability company (“FB Transportation” and together with CRX, the “Obligor”), Fortis Bank SA/NV Cayman Islands Branch (the “Guarantor”), having its principal office at Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands, BWI, hereby unconditionally and irrevocably guarantees to the Beneficiary and to the Third Party Beneficiaries (as defined in the Agreement) the punctual payment of all sums owed by the Obligor pursuant to the Agreement (including, without limitation, all sums due by Obligor under the Assignment and Assumption Agreement (Annex 4 to the Agreement)) when due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or other amounts due with respect to the Agreement at the time payment is demanded from the Guarantor (collectively, the “Obligations”). The Guarantor agrees that, as between the Guarantor and the Beneficiary, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Obligor and that in the event of such declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantor for the purposes of this Guarantee. This Guarantee is a guarantee of payment and not of collection.
     The Guarantor guarantees that the Obligations shall be paid strictly in accordance with the terms of the Agreement. Subject to Guarantor’s reservation of any rights, setoffs, counterclaims and any other defenses available to the Obligor pursuant to the terms of the Agreement (other than those defenses specified in this sentence), the liability of the Guarantor hereunder is absolute and unconditional irrespective of (i) any lack of capacity of the Obligor, (ii) any lack of validity or enforceability of any provision of either Agreement, (iii) any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, or other proceeding affecting Obligor, or (iv) any variation, extension, waiver, compromise or release of any or all of the obligations of the Obligor under either Agreement (including, without limitation, entry into or modification or termination of any transaction thereunder) or of any security from time to time therefor or of the obligations of any other guarantor or surety.
     The Guarantor hereby represents and warrants that: (a) this Guarantee is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; (b) the execution, delivery and performance by the Guarantor of this Guarantee have been authorized by all necessary corporate action and do not and will not contravene the Guarantor’s organizational documents or any applicable law or any contractual provision binding on or affecting it and (c) there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened, against or affecting the Guarantor before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Guarantor or of the ability of the Guarantor to perform its obligations under the Guarantee.
     The Guarantor hereby waives notice of acceptance of this Guarantee; diligence; presentment; protest; notice of protest with respect to any Agreement or the Obligations created or evidenced thereby, acceleration, or dishonor; filing of claims with a court in the event of merger, insolvency or bankruptcy of the Obligor; all demands whatsoever including demand of payment, except as noted herein; and any right to require a proceeding first against the Obligor, any exchange, sale or surrender of, or realization on, any other guarantee or any collateral.
     This Guarantee is a continuing guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until such time as all Obligations have been discharged. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Beneficiary on the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though the payment had not been made.
     The Guarantor shall reimburse the Beneficiary and the Third Party Beneficiaries on demand for all reasonable costs, expenses and charges (including without limitation reasonable fees and charges of legal counsel for the Beneficiary and the Third Party Beneficiaries) incurred by the Beneficiary or the Third Party Beneficiaries in connection with the enforcement of this Guarantee, provided that the Guarantor shall not be liable for any such expenses of the Beneficiary or the Third Party Beneficiaries if no payment under this Guarantee is due. The obligations of the Guarantor under this provision shall survive the termination of this Guarantee.

     This Guarantee shall be governed by the laws of the State of New York without regard to conflict of laws principles.
WITH RESPECT TO THE ENFORCEMENT OF THIS GUARANTEE, THE GUARANTOR AND THE BENEFICIARY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK OR IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
     The Guarantor irrevocably appoints the Obligor as its agent to receive service of process or other legal summons for purposes of any suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Guarantor shall not impair or affect the validity of such service or of any judgment based thereon. THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO JURY TRIAL IN CONNECTION WITH THIS GUARANTEE.
     Neither the Guarantor nor the Beneficiary may assign its rights or obligations under this Guarantee without the prior written consent of the other, which consent may not be unreasonably withheld or delayed, except that:
     (i) the Guarantor may make such an assignment without such consent if FB Transportation ceases to be a person or entity controlled by, controlling or under common control with the Guarantor and the assignee’s long-term senior unsecured debt has a credit rating equal to or better AA- by Standard and Poor’s or Aa3 by Moody’s Investor Services, Inc.; provided that, in any assignment by the Guarantor, the Guarantor’s obligations hereunder must be expressly assumed in writing, in a form reasonably acceptable to the Beneficiary; provided further that such assumption shall be deemed to release the Guarantor from all of its obligations under this Guarantee automatically and without further action by the Guarantor or the Beneficiary, and
     (iii) the Guarantor may, upon 15 days prior written notice, make such an assignment without such consent to any of its affiliates (which assignment shall not release Guarantor from its obligations under this Guarantee unless either (a) the Beneficiary has consented to such assignment or (b) such assignment is in accordance with clause (i) above).
Any purported assignment in violation of the above shall be void and without effect.

FORTIS BANK SA/NV, Cayman Islands
Branch

Address:
Grand Pavilion Commercial Centre
802 West Bay Road
Grand Cayman
Cayman Islands, BWI
		By	/s/ Roy C. Anderson
Name: Roy C. Anderson
Title: General Counsel

		By	/s/ John Rieger

Name: John Rieger
Title: Chief Financial Officer

APPROVED AND ACCEPTED:

THE CRONOS GROUP

By	/s/ Dennis J. Tietz

Dennis J. Tietz
Chief Executive Officer